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TO:  Holders of Options Granted Under the Convergent Group Corporation (the
     "Company") 1999 Stock Option Plan and Stockholders of the Company Who Own Common Stock Issued Upon Exercise of An Option Granted Under the Company's 1999 Stock Option Plan

RE:  LIMITED WAIVER OF 180-DAY LOCK-UP

                                                                October 27, 2000


     By notice dated July 31, 2000, a copy of which is attached hereto (the "Lock-Up Notice"), you were given notice pursuant to Section 12.5 of the 1999 Stock Option Plan and Section 8 or 9, as applicable, of your related Stock Option Agreement that you were prohibited from selling any shares of Common Stock of the Company beneficially owned by you, whether acquired upon exercise of an Option or otherwise, for the 180-day period referred to in the Lock-Up Notice.

     We hereby advise you that the Company has entered into an Agreement and Plan of Merger dated as of October 13, 2000 (the "Merger Agreement") with Schlumberger Technology Corp. ("STC"), Convergent Holding Corporation ("Parent"), a wholly-owned subsidiary of STC, and Convergent Acquisition Sub, Inc. ("Purchaser"), a wholly-owned subsidiary of Parent, providing for, among other things, a tender offer by Purchaser (the "Tender Offer") for all of the outstanding shares of Common Stock of the Company and the subsequent merger of Purchaser with and into the Company. We further advise you that as contemplated by the Merger Agreement (i) certain holders of Common Stock of the Company have executed agreements ("Tender Agreements") obligating them to tender all or portion of the shares of Common Stock of the Company owned by them in the Tender Offer and (ii) certain officers, directors and employees of the Company have entered into an agreement (the "Contribution Agreement") pursuant to which they will contribute all or a portion of their Common Stock of the Company to Parent in exchange for shares of common stock of Parent.

     Insofar as you are prohibited by the terms of the Lock-Up Notice from (i) tendering, if you so desire, your shares of Common Stock of the Company in the Tender Offer to the extent permitted by the terms of the Merger Agreement, the Tender Agreements, the Contribution Agreement and any other agreement entered into in connection therewith (collectively, the "Subject Agreements") to which you are a party, (ii) executing, as necessary, any of the Subject Agreements or
(iii) otherwise complying with your obligations, if any, under the Subject Agreements, the Company hereby grants a limited waiver of the provisions of the Lock-Up Notice to the extent necessary to permit you to effectuate any of the foregoing. Except as set forth in the previous sentence, the provisions of the Lock-Up Notice remain in full force and effect.

     This notice constitutes the written consent required by the Lock-Up Notice.

     WE URGE YOU TO READ CONVERGENT GROUP CORPORATION'S SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN SUCH DOCUMENTS BECOME AVAILABLE. THE SOLICITATION AND RECOMMENDATION STATEMENT CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD CONSIDER BEFORE
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MAKING ANY DECISION REGARDING THE TENDER OFFER AND RELATED TRANSACTIONS. THE
OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY AMENDMENTS THAT WE MAY FILE WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF THE COMPANY AT NO EXPENSE TO THEM. THESE DOCUMENTS WILL ALSO BE AVAILABLE FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THIS NOTICE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF CONVERGENT GROUP CORPORATION. THE TENDER OFFER WILL BE MADE SOLELY BY MEANS OF AN OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL TO BE DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER.


                                       Convergent Group Corporation

                                       By: /s/ Bryan Mileger
                                          -------------------------
                                          Bryan Mileger
                                          Chief Financial Officer and Treasurer

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TO:  Holders of Options Granted Under the Convergent Group Corporation (the
     "Company") 1999 Stock Option Plan and Stockholders of the Company Who Own Common Stock Issued Upon Exercise of An Option Granted Under the Company's 1999 Stock Option Plan

RE: NOTICE OF 180-DAY LOCK-UP IN CONNECTION WITH THE COMPANY'S INITIAL PUBLIC OFFERING

                                                                   July 31, 2000


     In connection with the Company's proposed initial public offering of Common Stock, you are hereby given notice pursuant to and in accordance with Section
12.5 of the 1999 Stock Option Plan and Section 8 or 9, as applicable, of your related Stock Option Agreement that, without the prior written consent of the Company, you may not sell or otherwise transfer or dispose of any shares of Common Stock of the Company which are owned either of record or beneficially by you, whether acquired upon exercise of an Option or otherwise, for a period commencing on July 31, 2000, the effective date of the Company's registration statement with respect to the initial public offering, and ending after the close of trading of the Common Stock on the 180th day of (and including) the day the Common Stock of the Company commenced trading on the NASDAQ National Market (which is currently expected to be August 1, 2000). You are further advised that the executive officers and directors of the Company have agreed with the representatives of the underwriters of the initial public offering not to transfer shares of Common Stock owned by them for the same period.

     The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of such period.

     The foregoing lock-up is in addition to any separate lock-up agreement that you may have executed for the benefit of FleetBoston Robertson Stephens, Inc. in connection with the initial public offering.

     Please contact the undersigned if you have any questions.


                                       Convergent Group Corporation


                                       By: /s/ Scott Schley
                                          -------------------------
                                          Scott Schley
                                          Executive Vice President - Finance